Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of January 17, 2005 (the “Effective Date”), by and between CryoCor, Inc., a Delaware corporation (the “Company”), and Edward Brennan (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

RECITALS

A. The Company desires assurance of the association and services of the Executive in order to retain the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

B. The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT.

1.1 Title. The Executive shall initially have the title of Chief Operating Officer of the Company and shall serve in such other capacity or capacities as the Company may from time to time prescribe. The Executive shall initially report to the Chief Executive Officer of the Company.

1.2 Duties. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Chief Operating Officer, consistent with the bylaws of the Company and as required by the officers to whom the Executive shall report.

1.3 Policies and Practices. The employment relationship between the Parties shall be governed by the policies and practices established by the Company and the Board. The Executive acknowledges that he has read the Company’s Employee Handbook and other governing policies, which will govern the terms and conditions of his employment with the Company, along with this Agreement. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

1.4 Location. Unless the Parties otherwise agree in writing, during the term of this Agreement, the Executive shall perform the services Executive is required to perform

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pursuant to this Agreement at the Company’s offices, located in San Diego, California, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

2. LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1 Loyalty. During the Executive’s employment by the Company, the Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement.

2.2 Covenant not to Compete. Except with the prior written consent of the Company’s Board of Directors, which shall not be unreasonably withheld, the Executive will not, during any period during which the Executive is receiving compensation or any other consideration from the Company, including, but not limited to, severance pay, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3 Agreement not to Participate in Company’s Competitors. During any period during which the Executive is receiving any compensation or consideration from the Company, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

3. COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary. The Company shall pay the Executive a base salary of two hundred-fifty thousand Dollars ($250,000.00) per year, less payroll deductions and all required withholdings payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2 Discretionary Bonus. In addition to Executive’s base salary, Executive may be eligible to participate in such discretionary performance incentive bonus programs for

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senior management employees as may be provided from time to time by the Company. The bonus amount Executive may receive pursuant to any such program as may be provided, if any, shall be discretionary and based upon Executive’s and the Company’s performance during the previous year as evaluated by the Chief Executive Officer and/or the Board in their sole and absolute discretion.

3.2.1 2004/05 Incentive Bonus Plan. The Executive shall be eligible to participate in the Company’s incentive bonus program for senior managers for the 2004/05 plan year (the incentive bonus plan year runs from July 1, 2004 to July 31, 2005), on the following terms only. The Executive will be eligible to earn a bonus of up to a maximum of fifty thousand dollars ($50,000.00) provided that the plan goals of i) successful filing of the AFL PMA (which goal shall comprise 80% of bonus eligibility); and ii) the European revenue goal (which goal shall comprise 20% of bonus eligibility) are met. The determination of whether the goals have been attained and the total amount of any bonus paid to the Executive will be made in the sole and absolute discretion of the Board.

3.3 Stock Options. The Executive, subject to the terms of the Company’s 2000 Stock Option Plan, (the “Plan”), is granted options under the Plan to purchase shares of the Company’s Common Stock as described below (the “Options”). To the maximum extent possible, the Options shall be Incentive Stock Options as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Options will be governed by and are granted pursuant to a separate Stock Option Agreement, Grant Notices, and the Plan. The exercise price per share of the Option will be equal to the fair market value of the Common Stock established on the date of grant, $0.02 per share.

3.3.1 Initial Option. The Executive is granted an option to purchase four million seven hundred sixteen thousand six hundred sixty-seven (4,716,667) shares of the Company’s common stock (the “Initial Option”). The Initial Option will vest over forty-eight (48) months so long as the Executive provides Continuous Service to the Company in accordance with the Plan, according to the following schedule: i) one-fourth (1/4th) of the Initial Option shares shall vest on January 17, 2006; and ii) thereafter, one-forty-eighth (1/48th) of the Initial Option Shares shall vest on the final day of each month.

3.3.2 Second Option. The Executive is granted an option to purchase one million one hundred seventy-nine thousand one hundred sixty-seven shares (1,179,167) shares of the Company’s common stock (the “Second Option”). The Second Option will vest over forty-eight (48) months so long as the Executive provides Continuous Service to the Company in accordance with the Plan, according to the following schedule: i) one-forty-eighth (1/48th) of the Second Option shares shall vest on February 17, 2009; and ii) thereafter one-forty-eighth (1/48th) of the Second Option Shares shall vest on the final day of each month. Notwithstanding the vesting schedule set forth above, if a PMA relating to Atrial Flutter is filed by the Company with the Food and Drug Administration on or prior to July 31, 2005, so long as the Executive provides Continuous Service to the Company in accordance with the Plan, the vesting of the Second Option will accelerate such that one-fourth (1/4th) of the Second Option shares shall vest on January 17, 2006 and thereafter one-forty-eighth (1/48th) of the Second Option shares shall vest on the final day of each month.

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3.3.3 Third Option. The Executive is granted an option to purchase one million one hundred seventy-nine thousand one hundred sixty-six shares (1,179,166) shares of the Company’s common stock (the “Third Option”). The Third Option will vest over forty-eight (48) months so long as the Executive provides Continuous Service to the Company in accordance with the Plan, according to the following schedule: i) one-forty-eighth (1/48th) of the Third Option shares shall vest on February 17, 2009; and ii) thereafter one-forty-eighth (1/48th) of the Third Option Shares shall vest on the final day of each month. Notwithstanding the vesting schedule set forth above, if a PMA relating to Atrial Flutter filed by the Company is approved by the Food and Drug Administration on or prior to March 31, 2006, so long as the Executive provides Continuous Service to the Company in accordance with the Plan, the vesting of the Third Option will accelerate such that one-fourth (1/4th) of the Third Option shares shall vest on January 17, 2006 and thereafter one-forty-eighth (1/48th) of the Third Option shares shall vest on the final day of each month.

3.3.4 Accelerated Vesting Upon a Change in Control. In the event of a change in control of the Company as defined in the Executive’s Stock Option Agreement with the Company (“Change of Control”) the vesting of the Options shall be accelerated such that fifty percent (50%) of the then unvested shares subject to the Options shall immediately vest and become exercisable upon the effective date of the Change in Control. Additionally, if the Executive’s employment terminates either without Cause or for Good Reason (as defined in the Executive’s Stock Option Agreement with the Company) within twelve (12) months following the effective date of the Change in Control all of the then unvested shares subject to the options shall immediately vest and become exercisable upon the Executive’s execution of a general release in a form satisfactory to the Participating Company Group (as defined in the Plan).

3.4 Travel and Living Expenses. Upon timely submission of expense reports prepared in accordance of the Company’s forms, procedures, and policies, including but not limited to the Company’s Corporate Travel and Entertainment Policy, the Executive shall be reimbursed for reasonable costs and expenses i) associated with travel to San Diego to perform services for the Company; and ii) associated with maintaining temporary living quarters in San Diego in connection with the performance of services to the Company.

3.5 Fringe Benefits. The Executive will be eligible for all fringe benefits as may be available to the Company’s full-time employees, in accordance with the relevant benefit plans.

3.6 Changes to Compensation. The Executive’s compensation will be reviewed on a regular basis by the Company and may be changed from time to time as deemed appropriate.

3.7 Employment Taxes. All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

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4. TERMINATION.

4.1 Termination By the Company. The Executive’s employment with the Company may be terminated under the following conditions:

4.1.1 Termination by the Company For Cause. The Company may terminate the Executive’s employment under this Agreement for “Cause” (as defined below) by delivery of written notice to the Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date specified in such notice.

4.1.2 Termination by the Company Without Cause. The Executive’s employment by the Company shall be at will. The Company may terminate the Executive’s employment under this Agreement at any time and for any reason, or no reason.

4.2 Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.3 Termination by the Executive. The Executive’s employment by the Company shall be at will. The Executive shall have the right to resign or terminate the Executive’s employment at any time and for any reason, or no reason.

4.4 Compensation Upon Termination.

4.4.1 With Cause. If the Executive’s employment shall be terminated by the Company for Cause, or if the Executive terminates employment hereunder, the Company shall pay the Executive’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement.

4.4.2 Without Cause. If the Company terminates the Executive’s employment without Cause, the Company shall pay the Executive’s base salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination subject to standard deductions and withholdings. In addition, upon the Executive’s furnishing to the Company an effective waiver and release of claims (a form of which is attached hereto as Exhibit A), the Executive shall receive i) the equivalent of nine (9) months of the Executive’s then current Base Salary less standard deductions and withholdings, paid on the Company’s regular payroll dates and in accordance with its regular payroll practices; ii) provided the Executive timely elects COBRA health insurance continuation coverage, reimbursement of COBRA premiums for a period of nine (9) months following termination; and iii) accelerated vesting of the Options specified in Section 3.3 of this Agreement such that the Options shall be deemed vested as to a number of shares equal to that which would have been vested had the Executive remained in the continuous service of the Company in accordance with the Plan for a period of nine (9) months following the termination of his employment.

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4.5 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.5.1 Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean a reasonable and good faith determination by the Chief Executive Officer of the Company and/or the Company’s Board of Directors or any committee thereof that any of the following events has occurred or exists:

(i) the Executive’s repeated failure to satisfactorily perform the Executive’s job duties;

(ii) the Executive’s commission of an act that materially injures the business of the Company;

(iii) the Executive’s refusal or failure to follow lawful and reasonable directions of the Board or the appropriate individual to whom Executive reports;

(iv) the Executive’s conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company;

(v) the Executive’s engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company or any of its Affiliates or which violates any material provisions of Section 5 hereof or the Executive’s Proprietary Information and Inventions Agreement with the Company;

(vi) the Executive’s commission of any fraud against the Company, its Affiliates, employees, agents or customers or use or intentional appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated; or

(vii) the Executive’s failure to perform the essential functions of his position, with or without reasonable accommodation, due to disability or death.

5. CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

5.1 As a condition of employment the Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

5.2 While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company’s Confidential and Proprietary Information from unauthorized use, that the Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or the business of any

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customer, supplier, service provider, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Company or listed on Company’s customer, supplier, service provider, vendor or distributor list.

6. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7. CHOICE OF LAW.

This Agreement is made in California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

8. INTEGRATION.

This Agreement, including Exhibits A and B contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, the Proprietary Information and Inventions Agreement controls. To the extent this Agreement conflicts with the terms of the Employee Handbook, this Agreement controls.

9. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company.

10. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

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12. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13. REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

14. COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

15. ARBITRATION.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved pursuant to the Federal Arbitration Act and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law. The Company shall pay all fees in excess of those which would be required if the dispute was decided in a court of law, including the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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16. TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

17. ADVERTISING WAIVER.

The Executive agrees to permit the Company and/or its Affiliates, and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CRYOCOR, INC.

By:	/s/ Gregory J. Tibbitts
Its:	CFO
Dated: 2/3/05

EXECUTIVE:

/s/ Edward Brennan
EDWARD BRENNAN

Dated : 2/3/05

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